Exhibit 99.1

ReposiTrak Board Authorizes $2 Million Resumption of

10B5-1 Share Repurchase Program

Salt Lake City, UT – December 4, 2025 – ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced that its Board of Directors has approved a new 10B5-1 share repurchase program, authorizing the repurchase of up to $2 million of the Company's common stock.

This 10B5-1 is included in the previously approved share repurchase program of up to $21 million, of which $7.6 million remains to be repurchased under the current authorization effective December 1, 2025. A 10B5-1 program is a pre-arranged trading plan that enables the Company to repurchase shares based on pre-defined criteria, avoiding concerns about repurchases when a traditional repurchase plan would be restricted.

The 10B5-1 reflects a furtherance of ReposiTrak’s capital allocation strategy, facilitating the repurchase and retirement of common shares, in addition to the ongoing initiatives of redeeming preferred shares and paying a cash dividend.

About ReposiTrak

ReposiTrak (NYSE: TRAK) provides retailers, suppliers, food manufacturers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – ReposiTrak’s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, please visit https://repositrak.com.

Forward-Looking Statement

Any statements contained in this press release that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to ReposiTrak Inc. are intended to identify such forward-looking statements. ReposiTrak may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in our annual report on Form 10-K, our quarterly report on Form 10-Q, and our other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com